Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Susan Stanley Wells Fargo 415-947-3994	Investors Emily Janowsky Wells Fargo 415-396-4496

C. Curtis Ritter CIT 212-461-7711	Steve Klimas CIT 973-535-3769

WELLS FARGO TO ACQUIRE CIT’S CONSTRUCTION UNIT

SAN FRANCISCO and NEW YORK, June 21, 2007 — Wells Fargo & Company (NYSE: WFC) and CIT Group Inc. (NYSE: CIT) today signed a purchase agreement for Wells Fargo to acquire CIT Construction, the U.S. construction lending business unit of CIT. CIT Construction had $2.4 billion in assets and 235 employees as of March 31, 2007. Terms of the agreement were not disclosed. The acquisition is expected to be completed by the end of this month.

Headquartered in Tempe, Arizona, CIT Construction has provided commercial financing to the construction industry since 1938. It serves contractors who build and repair infrastructure, as well as equipment distributors/dealers that sell and rent construction equipment throughout the U.S. It will operate as a division of Wells Fargo Equipment Finance, Inc.

“Consistent with our vision to satisfy all our customers’ financial needs, CIT Construction significantly expands our equipment finance lending capabilities and brings us opportunities to serve our customers even better,” said Tim Sloan, group head of Wells Fargo’s Commercial Banking, Real Estate and Specialized Financial Services Group. “We’ll be able to offer Wells Fargo’s full suite of products and services to CIT Construction’s customers. This transaction supports Wells Fargo’s long-term strategy to expand a core industry important to the growth of Wells Fargo Equipment Finance,”

“Our decision to exit this long-standing CIT business reflects our commitment to increasing shareholder value through proactive portfolio management as we look to redeploy capital to other high growth areas of our business,” said Walter J. Owens, president of CIT’s Corporate Finance Group.

CIT Construction originates and services senior secured loans collateralized by a wide range of high-quality construction equipment. It is one of the largest non-captive lenders in the industry with long-

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standing relationships with most of the industry’s leading participants. Its top 50 clients have been with the company an average of 19 years, and its executive management team averages 26 years of experience and 19 years with CIT Construction.

“This transaction complements Wells Fargo Equipment Finance’s strategy of providing capital to meet the needs of customers, ranging from middle market contractors to large manufacturers, in a core U.S. industry,” said John McQueen, head of Wells Fargo Equipment Finance, Inc. “CIT Construction is recognized as an industry leader. The team that will be joining us is experienced, passionate and committed to the construction industry. We look forward to building on its success by providing additional products and services for both our customers.”

“Our commitment to providing our customers with the same quality service they have come to expect will be seamless as a result of this transaction,” said Ron Riecks, president of CIT Construction. “Our team is excited to join the Wells Fargo family and build upon our financing record of success.”

About Wells Fargo Equipment Finance, Inc.
Wells Fargo Equipment Finance, Inc., a wholly owned subsidiary of Wells Fargo Bank, N.A., has a portfolio that exceeds $9 billion, and serves more than 26,000 customers in the U.S. and Canada.

About Wells Fargo & Company
Wells Fargo & Company is a diversified financial services company with $486 billion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 6,000 stores and the internet (wellsfargo.com) across North America and internationally. Wells Fargo Bank, N.A. is the only bank in the U.S., and one of only two banks worldwide, to have the highest credit rating from both Moody’s Investors Service, “Aaa,” and Standard & Poor’s Ratings Services, “AAA.”

About CIT
CIT Group Inc. (NYSE: CIT), a leading global commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $80 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has approximately 7,500 employees in locations throughout North America, Europe, Latin America and Asia Pacific. www.cit.com

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